Commercial Mortgage Servicing MAC A0357-030 P.O. Box 4036 1320 Willow Pass Rd., Suite 300 Concord, CA 94520 800 986-9711

ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER’S CERTIFICATE

Re:  Morgan Stanley Capital I, Inc., Commercial Mortgage Pass-Through
Certificates, Series 2007-IQ14.

In accordance with Section 13.9 of the Pooling and Servicing Agreement, (the “Agreement”) dated May 1, 2007, executed by and between Morgan Stanley Capital I Inc. (as “Depositor”), Capmark Finance Inc. (as "Capmark Master Servicer"), Prudential Asset Resources, Inc. (as "Prudential Master Servicer"),  Wells Fargo Bank, National Association (as “Wells Fargo Master Servicer“), Centerline Servicing Inc. (as “ Special Servicer”), LaSalle Bank National Association (as “Paying Agent",  "Certificate Registrar”, "Authenticating Agent", and "Custodian"), and The Bank of New York Trust Company, National Association (as "Trustee"),  as authorized officer of  the Wells Fargo Master Servicer I certify that  (A) a review of the activities of the Wells Fargo Master Servicer during the preceding calendar year or portion thereof and of the performance of the Wells Fargo Master Servicer under this Agreement has been made under my supervision and (B) to the best of my knowledge, based on such review, the Wells Fargo Master Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such year or portion thereof.

Wells Fargo Bank, National Association
“Wells Fargo Master Servicer"

/s/ Briggs A. Hawley

Briggs A. Hawley
Vice President
Wells Fargo Bank National Association
Commercial Mortgage Servicing

March 2008    760